Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RE/MAX HOLDINGS, INC.

RE/MAX Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.    The name of the Corporation is RE/MAX Holdings, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 25, 2013.  The name under which the Corporation was originally incorporated was Buena Suerte Holdings Inc.

2.   An amendment to the Certificate of Incorporation of the Corporation was filed on August 15, 2013.

3.   This Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

4.   The text of the Certificate of Incorporation of the Corporation, as amended, restated or supplemented heretofore, is further amended and restated to read in full as follows:

ARTICLE 1

The name of the corporation is RE/MAX Holdings, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

A.   The total number of shares of all classes of stock that the Corporation is authorized to issue is 190,001,000, consisting of:

One hundred eighty million (180,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

One thousand (1,000) shares of Class B common stock, with a par value of $0.0001 per share, divided into two hundred and fifty (250) shares of Series B Common Stock and seven hundred and fifty (750) shares of Series B-1 Common Stock (the Series B Common Stock together with the Series B-1 Common Stock, “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

Ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

B.   The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series.

C.   The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

D.   Except as otherwise required by law,

a.

Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

b.

Each holder of Class B Common Stock shall be entitled, as such, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to an aggregate number of votes that is equal to: (i) in the case of a holder of Series B Common Stock, two (2) votes for each Common Unit (defined below) and (ii) in the case of a holder of Series B-1 Common Stock, one (1) vote for each Common Unit (defined below), in each case held of record by such holder pursuant to the LLC Agreement (defined below) and Article 5 of this Amended and Restated Certificate of Incorporation on all matters on which stockholders are generally entitled to vote. “Common Unit” means a unit in RMCO, LLC, a Delaware limited liability company, or any successor entities thereto (the “LLC”), authorized and issued under its limited liability company agreement, as such agreement may be amended from time to time (the “LLC Agreement”).

c.

The voting rights of the holders of Series B Common Stock (or fraction thereof) shall be equal to one (1) vote for each Common Unit held of record by a holder from and after any of the following events: (i) the fifth anniversary of the Initial Public Offering by the Corporation (the “IPO”); (ii) the death of Chairman and Founder David L. Liniger; or (iii) at such time as the number of Common Units held by RIHI, Inc., a Delaware corporation, (“RIHI”) (as such number may be adjusted to reflect equitably any unit split, subdivision, combination or similar change with respect to the Common Units) is less than thirty percent (30%) of the number of Common Units held by RIHI immediately after the IPO.

d.

Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

E.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

F.   Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

G.   Transfer of Class B Common Stock:

a.

A holder of Class B Common Stock may only transfer such Class B Common Stock (or a fraction thereof) to a transferee if the holder also transfers a corresponding percentage of the holder’s ownership interest in the Common Units to the transferee (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Common Units or Class B Common Stock).  Upon a transfer, in accordance with the foregoing, of any shares (or fraction thereof) of Series B Common Stock to any person or entity other than David Liniger, such shares (or fraction thereof) shall be automatically converted into the same number of shares (or fraction thereof) of fully paid and non-assessable Series B-1 Common Stock.  At such time as any holder of Series B Common Stock (other than David Liniger) acquires Series B-1 Common Stock, all shares (or fraction thereof) of Series B Common Stock held by such holder shall be automatically converted into the same number of fully paid and non-assessable shares (or fraction thereof) of Series B-1 Common Stock. At such time, and from time to time, as David Liniger acquires any shares of Series B-1 Common Stock, all shares (or fraction thereof) of Series B-1 Common Stock held by such holder shall be automatically converted into the same number of fully paid and non-assessable shares (or fraction thereof) of Series B Common Stock. For the avoidance of doubt, each share (or fraction thereof) of Class B Common Stock issued upon conversion under this paragraph shall be subject to the restrictions on transfer set forth in the first sentence of this paragraph.

b.

Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in the immediately preceding paragraph (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

c.

Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

d.

The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this section for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this section. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock

e.	The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

f.

Following the transfer of any shares of Class B Common Stock to the Corporation by the LLC or its successors and assigns, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation (except for re-issuance in connection with the conversion of any shares of Class B Common Stock).

H.   Notwithstanding the foregoing Restrictions, in the event that no Common Units remain exchangeable for shares of Class A Common Stock, each share of Class B Common Stock will be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.  Notwithstanding the foregoing Restrictions, in the event that any outstanding share of Class B Common Stock (or fraction thereof) shall cease to be held by a holder of Common Units, such share (or fraction thereof) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock (or fractions thereof) be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation (except for re-issuance in connection with the conversion of any shares of Class B Common Stock).  Notwithstanding the foregoing Restrictions, in the event that any holder of the Class B Common Stock (or fractions thereof) no longer holds an interest in the Common Units, such shares of Class B Common Stock (or fractions thereof) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation (except for re-issuance in connection with the conversion of any shares of Class B Common Stock). All certificates or book entries representing shares of Class B Common Stock (or fractions thereof), as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) AND CONVERSION PROVISIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

I.   The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock (or fractions thereof) shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause any transfer agent with respect to the Class B Common Stock to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.

ARTICLE 5

Each holder of a Common Unit may elect to exchange such holder’s Common Units for shares of Class A Common Stock of the Corporation, pursuant to, and solely as provided in, the LLC Agreement and the Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities the number of shares or securities required pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 6

A.   The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock or the Common Units (in the case of the LLC, the Corporation authorizing such in its capacity as the Manager (as such term is defined in the LLC Agreement)), to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the 2013 Omnibus Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, (iii) Preferred Stock or (iv) other securities of the Corporation that are not convertible or exercisable or exchangeable for Class A Common Stock.

B.   The Corporation shall not undertake or authorize (i) any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, unless, in either case, such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock.

C.   The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the 2013 Omnibus Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, (iii) Preferred Stock or (iv) other securities of the Corporation that are not convertible or exercisable or exchangeable for Class A Common Stock. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Preferred Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers or repurchases, the Corporation holds mirror equity interests of the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent to the outstanding Preferred Stock.

D.   The Corporation shall not consolidate, merge, combine or consummate any other transaction, and shall take all actions within its power to prohibit the LLC from entering into any merger, combination or other transaction (in each case other than (A) incident to an exchange or a conversion of Common Stock  and/or other securities for Common Stock  pursuant to the terms of this Amended and Restated Certificate of Incorporation and (B) an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article) in which shares of Class A Common Stock  or Common Units are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit and each share of Class A Common Stock, respectively, shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock and each Common Unit, respectively, are exchanged or converted, in each case to maintain at all times a one-to-one ratio between the stock, securities, or rights to receive cash and/or any other property provided with respect to the Common Units and the other stock, securities, or rights to receive cash and/or any other property provided with respect to the Class A Common Stock.  The foregoing provisions of this paragraph D shall not apply to any act or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

E.   In the event the Corporation effects a merger or consolidation with or into another entity that results in the conversion of Class A Common Stock into, or the exchange of Class A Common Stock for, stock or securities, or the right to receive cash and/or any other property, the shares of Class B Common Stock shall be cancelled in such merger or consolidation and the holders thereof shall receive no consideration for such cancellation.  The foregoing provisions of this paragraph E shall not apply to any act or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE 7

A.   The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

B.   The stockholders are expressly authorized to adopt, amend and repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE 8

A.   Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

C.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders.

D.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote at an election of directors, voting together as a single class.

E.   The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III.  Upon the effectiveness of this Amended and Restated Certificate of Incorporation including this provision, each director then in office shall be designated as a Class I director, a Class II director or a Class III director.  The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of this Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.  The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II and Class III at the effectiveness of this Amended and Restated Certificate of Incorporation.  The provisions of this paragraph are subject to the rights of the holders of any class or series of Preferred Stock to elect directors.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article 4.D, Article 4.G, Article 4.H, Article 5, Article 6, Article 7, Article 8, this Article 9, Article 10, Article 11 or Article 13 of this Amended and Restated Certificate of Incorporation.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 10

To the fullest extent permitted by Delaware law, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article 10 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 11

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that, subject to the rights of any series of Preferred Stock, if the shares of capital stock of the Corporation beneficially owned by the Existing Owner (as defined below) constitute less than fifty percent (50%) of the total voting power of all the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting. Special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of directors constituting a majority of the Whole Board. As used in this Amended and Restated Certificate of Incorporation, “Existing Owner” means RIHI.

ARTICLE 12

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

ARTICLE 13

A.   The Corporation expressly elects not to be governed by Section 203 of the DGCL.

B.   Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such stockholder.

C.   The restrictions contained in this Article 13 shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this subparagraph C.(b) of Article 13; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph C.(b) of Article 13.

D.   As used in this Article 13 only, and unless otherwise provided by the express terms of this Article 13, the following terms shall have the meanings ascribed to them as set forth in this paragraph D:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or Section 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation paragraph B of this Article 13 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C) through (E) of this subparagraph D.(c)(iii) of Article 13 shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs D.(c)(i) through (iv) of Article 13) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(d) “Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article 13, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article 13 to the contrary, the term “Interested Stockholder” shall not include: (x) RIHI, Inc.; (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner”, including the terms “own” and “owned”, when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this paragraph D.(f) of Article 13), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, to be signed by Geoffrey D. Lewis, its Executive Vice President and Chief Legal and Compliance Officer, on this 1st day of October, 2013.

RE/MAX HOLDINGS, INC.

By:	/s/ Geoffrey D. Lewis
Name:	Geoffrey D. Lewis
Title:	Executive Vice President and Chief Legal and Compliance Officer